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                                                                      EXHIBIT 11

                      SENSORMATIC ELECTRONICS CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                 (In thousands)

                                                                   YEAR ENDED JUNE 30,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Income:
  Income from continuing operations........................  $(21,460)   $(97,674)   $ 69,551
  Discontinued operations..................................         -           -       4,100
                                                             --------    --------    --------
  Adjusted net income for fully diluted computation........  $(21,460)   $(97,674)   $ 73,651
                                                             ========    ========    ========
Common shares:
  Weighted average shares outstanding during the year......    74,098      73,588      70,752
  Potential dilutive exercise of stock options and
     warrants..............................................         -(1)        -(1)    1,227(2)
                                                             --------    --------    --------
  Shares included in computation or primary earnings per
     share.................................................    74,098      73,588      71,979
  Maximum dilution of stock options and warrants(3)........         -           -         188
                                                             --------    --------    --------
  Shares included in computation of fully diluted earnings
     per share.............................................    74,098      73,588      72,167
                                                             ========    ========    ========

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(1) Not presented as the effect is anti-dilutive.
(2) Computed under the treasury stock method based on the average price during each period.
(3) Computed under the treasury stock method based on the stock price at end of each period if higher than the average price during the period.